UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 18, 2015

Hawker Energy, Inc.
(Exact name of registrant as specified in its charter)

Nevada	98-0511130
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

326 S. Pacific Coast Highway, Suite 102 Redondo Beach, CA	90277
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 316-3623

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

As previously disclosed, on February 3, 2015, Hawker Energy, Inc. (“Hawker”, “we”, “us” or “our”) consummated the transactions contemplated by a Share Purchase Agreement (“Share Purchase Agreement”), dated January 12, 2015, between Hawker and Sefton Resources, Inc. (“Sefton”), whereby Hawker acquired from Sefton 100% of the issued and outstanding shares of capital stock of Sefton’s wholly-owned subsidiary, TEG Oil & Gas U.S.A., Inc. (“TEG”), resulting in TEG becoming a wholly-owned subsidiary of Hawker. Under the terms of the Share Purchase Agreement, the purchase price for the shares of TEG was $1.00 in cash plus the issuance of 3,000,000 shares of our common stock and a five-year warrant (“Warrant”) to purchase up to an additional 5,000,000 shares of our common stock for $0.25 per share.

TEG, together with Sefton and TEG MidContinent, Inc. (“TEGMC”), are “Borrowers” under an Amended and Restated Credit Agreement (as amended, the “Credit Agreement”), dated October 1, 2008, entered into with Bank of the West (“BOTW”), under which BOTW extended credit to Borrowers (the “Loan”). The Credit Agreement has been amended on several occasions to provide that BOTW will forbear in exercising certain rights available to it under the Credit Agreement, in each case, subject to various terms and conditions. As of March 18, 2015, the aggregated amount owing by Borrowers to BOTW under the Credit Agreement  for principal, unpaid interest and unreimbursed legal fees was $4,008,083.99. As a result of consummation of the transactions contemplated by the Share Purchase Agreement, TEG is no longer affiliated with Sefton or TEGMC, and, accordingly, Sefton and TEGMC requested that BOTW release them from any further liability under the Loan as Borrowers. BOTW, Borrowers and Hawker subsequently discussed the terms on which BOTW would be willing to so release Sefton and TEGMC.

On March 18, 2015, Hawker Energy, Inc. (“Hawker”, “we”, “us” or “our”) entered into a Sixth Amendment to Forbearance Agreement (“Sixth Amendment”) among Sefton, TEG, TEGMC, Hawker and BOTW. Under the Sixth Amendment, BOTW has agreed to release Sefton and TEGMC from all of their respective obligations under the Credit Agreement (other than any surviving obligations in respect of indemnification) and to remove Sefton and TEGMC as Borrowers under the Credit Agreement, subject to (i) BOTW’s receipt of $400,000 in good funds by no later than March 23, 2015, to be applied against the amount outstanding under the Loan, (ii) delivery to BOTW of a Collateral Assignment of Note, executed by Sefton in favor of BOTW and acknowledged and agreed to by Hawker (“Collateral Assignment”), collaterally assigning to BOTW, to secure all obligations of Borrowers under the Credit Agreement, a Promissory Note, dated March 18, 2015 in the principal amount of $400,000, issued by Hawker in favor of Sefton (the “Hawker Note”), and (iii) delivery to BOTW of the original Hawker Note. The $400,000 in good funds was timely paid to BOTW and the Collateral Assignment and the Hawker Note have been delivered to BOTW. In addition, under the terms of the Sixth Amendment, Sefton has agreed to return to Hawker for cancellation (a)  the Warrant, and (b) 1,500,000 shares of our common stock. This Sixth Amendment also contains other representations, warranties and covenants of all parties that are customary for an agreement of this type.

Also on March 18, 2015, in connection with transactions contemplated by the Sixth Amendment, Hawker issued the Hawker Note. The Hawker Note bears simple interest at the rate of 6% per annum and is due on the earlier to occur of (i) March 18, 2018, or (ii) expiration of certain of BOTW’s covenants to forbear in exercising its rights under the Credit Agreement. Upon payment in full of the Loan obligations to BOTW, the Hawker Note will be returned to Hawker for cancellation. The Hawker Note also contains other terms and covenants that are customary for an agreement of this type.

The foregoing is qualified in its entirety by reference to the complete text of the (i) Sixth Amendment, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K, and (ii) Hawker Note, a copy of which is attached as Exhibit 10.2 to this Current Report on Form 8-K. Neither the Sixth Amendment nor the Hawker Note, including without limitation any representations and warranties contained in the Sixth Amendment and the Hawker Note, are intended as documents for investors or the public to obtain factual information about the current state of affairs of Hawker. Rather, investors and the public should look to other disclosures contained in our reports under the Securities Exchange Act of 1934, as amended.

ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION (DFO) OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT

The issuance of the Hawker Note described under Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

Exhibit Number                     Description

10.1	Sixth Amendment to Forbearance Agreement, dated March 18, 2015, by and among Sefton Resources, Inc., TEG Oil & Gas U.S.A., Inc., TEG MidContinent, Inc., Hawker Energy, Inc. and Bank of the West.
10.2	Promissory Note, dated March 18, 2015, in the aggregate principal amount of $400,000, issued by Hawker Energy, Inc. in favor of Sefton Resources, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Hawker Energy, Inc.

Dated:	March 24, 2015

By:	/s/ Darren Katic
Darren Katic
Chief Executive Officer